EXHIBIT 99.1

First Capital, Inc. Reports Earnings for 2017

CORYDON, Ind., Jan. 29, 2018 (GLOBE NEWSWIRE) -- First Capital, Inc. (the “Company”) (NASDAQ:FCAP), the holding company for First Harrison Bank (the “Bank”), today reported net income of $7.4 million, or $2.23 per diluted share, for the year ended December 31, 2017, compared to net income $6.9 million, or $2.05 per diluted share, for the year ended December 31, 2016.

The increase in net income is primarily due to increases in net interest income after provision for loan losses and noninterest income partially offset increases in noninterest expenses and income tax expense.

The federal tax reform legislation signed into law on December 22, 2017 resulted in the Company recognizing an additional $290,000 in income tax expense during 2017.  Excluding this additional expense, the Company would have reported net income for 2017 of $7.7 million, or $2.32 per diluted share, for the year ended December 31, 2017.

Net interest income after provision for loan losses increased $1.4 million for 2017 as compared to 2016. Interest income increased $1.3 million when comparing the two periods due to increases in the average balance of interest-earning assets from $685.0 million for 2016 to $708.4 million for 2017 and the average tax-equivalent yield of interest-earning assets from 3.76% for 2016 to 3.84% for 2017.  Interest expense decreased $371,000 when comparing the periods as the average cost of interest-bearing liabilities decreased from 0.33% to 0.26% which more than offset an increase in the average balance of interest-bearing liabilities from $531.1 million for 2016 to $541.5 million for 2017.  The decrease in the average cost of funds is primarily due to repricing of savings and interest-bearing demand deposit accounts acquired in the Company’s December 2015 acquisition of Peoples Bancorp, Inc. of Bullitt County and its wholly-owned subsidiary Peoples Bank of Bullitt County (collectively, “Peoples”).  As a result of the changes in interest-earning assets and interest-bearing liabilities, the interest rate spread increased from 3.43% for 2016 to 3.58% for 2017.

Based on management’s analysis of the allowance for loan losses, the provision for loan losses increased from $645,000 for 2016 to $915,000 for 2017.  The Bank recognized net charge-offs of $674,000 for 2016 compared to $667,000 for 2017.

Noninterest income increased $529,000 for 2017 as compared to 2016 primarily due to increases in service charges and fees on deposit accounts and gains on the sale of loans $466,000 and $206,000, respectively, partially offset by a $122,000 decrease in gains on the sale of securities.

Noninterest expenses increased $803,000 for 2017 compared to 2016 primarily due to increases in compensation and benefits expense of $717,000 and data processing expense of $286,000 when comparing the two periods.  This was partially offset by decreases of $155,000 in professional fees and $141,000 in other operating expenses.

The Company’s net income was $1.6 million, or $0.48 per diluted share, for the quarter ended December 31, 2017 compared to $1.7 million, or $0.52 per diluted share, for the quarter ended December 31, 2016.   Excluding the additional $290,000 of income tax expense related to the 2017 federal tax reform legislation discussed above, the Company would have reported net income of $1.9 million, or $0.56 per diluted share, for the quarter ended December 31, 2017.

Net interest income after provision for loan losses increased $500,000 for the quarter ended December 31, 2017 as compared to the same period in 2016.  Interest income increased $529,000 when comparing the two periods, due to an increase in the average tax-equivalent yield on earning assets from 3.66% for the quarter ended December 31, 2016 to 3.95% for the same period in 2017.  The average balance of interest-earning assets also increased, from $700.3 million for 2016 to $706.3 million for 2017.  Interest expense decreased $49,000 as the average balance of interest-bearing liabilities decreased from $541.5 million for the quarter ended December 31, 2016 to $538.3 million for the same period in 2017 and the average cost of interest-bearing liabilities decreased from 0.29% for the quarter ended December 31, 2016 to 0.26% for the same period in 2017.  The provision for loan losses was $298,000 for the quarter ended December 31, 2017 compared to $220,000 for the quarter ended December 31, 2016.

Noninterest income increased $205,000 for the quarter ended December 31, 2017 as compared to the same period in 2016, primarily due to increases of $146,000 in service charges and fees on deposit accounts and $67,000 in gains on the sale of loans.

Noninterest expenses increased $557,000 for the quarter ended December 31, 2017 as compared to the quarter ended December 31, 2016, primarily due to increases of $459,000 in compensation and benefit expense and $112,000 in net loss on foreclosed real estate.  This was partially offset by decreases of $51,000 in professional fees and $33,000 in occupancy and equipment expense.

Total assets at December 31, 2017 were $759.0 million compared to $743.7 million at December 31, 2016.  Net loans receivable and investment securities increased $28.5 million and $15.4 million, respectively.  This growth was funded by a decrease of $20.0 million in cash and cash equivalents and an increase of $10.0 million in Federal Home Loan Bank advances.  Total deposits were relatively unchanged, decreasing $88,000 during 2017, but noninterest-bearing deposits increased from $121.3 million at December 31, 2016 to $129.8 million at December 31, 2017.  Nonperforming assets (consisting of nonaccrual loans, accruing loans 90 days or more past due, troubled debt restructurings on accrual status, and foreclosed real estate) decreased from $8.4 million at December 31, 2016 to $7.7 million at December 31, 2017 as management continues to work to resolve nonperforming assets acquired from Peoples.

At December 31, 2017, the Bank was considered well-capitalized under applicable federal regulatory capital guidelines.

The Bank currently has eighteen offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Palmyra, New Albany, New Salisbury, Jeffersonville, Salem, Lanesville and Charlestown and the Kentucky communities of Shepherdsville, Mt. Washington and Lebanon Junction.

Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available through the Bank’s website at www.firstharrison.com.  The Bank offers non-FDIC insured investments to complement its offering of traditional banking products and services through its business arrangement with LPL Financial LLC (“LPL”), member SIPC.  For more information and financial data about the Company, please visit Investor Relations at the Bank’s aforementioned website. The Bank can also be followed on Facebook.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words “anticipate,” “believe,” “expect,” “intend,” “could” and “should,” and other words of similar meaning. Forward-looking statements are not historical facts nor guarantees of future performance; rather, they are statements based on the Company’s current beliefs, assumptions, and expectations regarding its business strategies and their intended results and its future performance.

Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by these forward-looking statements.  Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; competition; the ability of the Company to execute its business plan; legislative and regulatory changes; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this press release, the Company’s reports, or made elsewhere from time to time by the Company or on its behalf.  These forward-looking statements are made only as of the date of this press release, and the Company assumes no obligation to update any forward-looking statements after the date of this press release.

Contact:
Chris Frederick
Chief Financial Officer
812-734-3464

FIRST CAPITAL, INC. AND SUBSIDIARY
Consolidated Financial Highlights (Unaudited)

	Year Ended		Three Months Ended
	December 31,		December 31,
OPERATING DATA	2017	2016	2017	2016
(Dollars in thousands, except per share data)

Total interest income	$26,422	$25,094	$6,773	$6,244
Total interest expense	1,392	1,763	344	393
Net interest income	25,030	23,331	6,429	5,851
Provision for loan losses	915	645	298	220
Net interest income after provision for loan losses	24,115	22,686	6,131	5,631

Total non-interest income	6,698	6,169	1,641	1,436
Total non-interest expense	20,258	19,455	5,254	4,697
Income before income taxes	10,555	9,400	2,518	2,370
Income tax expense	3,103	2,523	928	626
Net income	$7,452	$6,877	$1,590	$1,744
Less net income attributable to the noncontrolling interest	13	13	3	3
Net income attributable to First Capital, Inc.	$7,439	$6,864	$1,587	$1,741

Net income per share attributable to
First Capital, Inc. common shareholders:
Basic	$2.24	$2.05	$0.48	$0.52

Diluted	$2.23	$2.05	$0.48	$0.52

Weighted average common shares outstanding:
Basic	3,325,032	3,340,566	3,326,464	3,342,052

Diluted	3,329,563	3,343,416	3,330,716	3,344,637

OTHER FINANCIAL DATA

Cash dividends per share	$0.86	$0.84	$0.22	$0.21
Return on average assets (annualized)	0.99%	0.94%	0.84%	0.93%
Return on average equity (annualized)	9.37%	8.90%	7.79%	8.97%
Net interest margin	3.64%	3.50%	3.76%	3.44%
Interest rate spread	3.58%	3.43%	3.69%	3.37%
Net overhead expense as a percentage
of average assets (annualized)	2.68%	2.65%	2.79%	2.51%

	December 31,	December 31,
BALANCE SHEET INFORMATION	2017	2016

Cash and cash equivalents	$25,915	$45,909
Interest-bearing time deposits	9,258	14,735
Investment securities	271,173	255,772
Gross loans	413,252	384,540
Allowance for loan losses	3,634	3,386
Earning assets	701,095	684,890
Total assets	758,956	743,658
Deposits	664,562	664,650
Advances from Federal Home Loan Bank	10,000	-
Stockholders' equity, net of noncontrolling interest	80,938	75,730
Non-performing assets:
Nonaccrual loans	2,536	2,946
Accruing loans past due 90 days	291	78
Foreclosed real estate	3,971	4,674
Troubled debt restructurings on accrual status	858	742
Regulatory capital ratios (Bank only):
Tier I - adjusted total assets	9.67%	9.30%
Tier I - risk based	13.80%	14.28%
Total risk-based	14.49%	14.98%